                          AGREEMENT AND PLAN OF MERGER



                                     AMONG


                             JP FOODSERVICE, INC.,

                       JP FOODSERVICE DISTRIBUTORS, INC.


                                      AND


                            VALLEY INDUSTRIES, INC.,

                          E & H DISTRIBUTING CO., INC.


                                    AND THE


                                  STOCKHOLDERS
                                       OF
                            VALLEY INDUSTRIES, INC.


                            DATED AS OF MAY 17, 1996

                               TABLE OF CONTENTS


                                                                                                   Page
                                                                                                   ----

I.     THE MERGER; EFFECTIVE TIME; CLOSING   . . . . . . . . . . . . . . . . . . . . . . . .          2

       1.1  The Merger   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          2

       1.2  Effective Time   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          2

       1.3  Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          3

II.    CERTIFICATE OF INCORPORATION; BY-LAWS AND DIRECTORS AND OFFICERS OF SURVIVING
       CORPORATION   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          3

       2.1  Certificate of Incorporation . . . . . . . . . . . . . . . . . . . . . . . . . .          3

       2.2  By-Laws  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          4

       2.3  Directors and Officers   . . . . . . . . . . . . . . . . . . . . . . . . . . . .          4

III.   MERGER SHARE CONSIDERATION; CONVERSION OR CANCELLATION OF SHARES IN THE MERGER;
       DETERMINATION OF ACQUISITION PURCHASE PRICE   . . . . . . . . . . . . . . . . . . . .          4

       3.1  Merger Share Consideration; Conversion or Cancellation of Shares in the
            Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          4

       3.2  Determination of Acquisition Purchase Price  . . . . . . . . . . . . . . . . . .          6

IV.    REPRESENTATIONS AND WARRANTIES OF INDUSTRIES, VALLEY AND THE STOCKHOLDERS   . . . . .          8


       4.1  Organization, Qualification and Corporate Power  . . . . . . . . . . . . . . . .          8

       4.2  Capitalization   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          8

       4.3  Equity Interests   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          9

       4.4  Authority Relative to this Agreement   . . . . . . . . . . . . . . . . . . . . .          9

       4.5  Consents and Approvals; No Violation   . . . . . . . . . . . . . . . . . . . . .         10

       4.6  Ownership of Industries Shares   . . . . . . . . . . . . . . . . . . . . . . . .         11

       4.7  Ownership of Valley Shares   . . . . . . . . . . . . . . . . . . . . . . . . . .         11

       4.8  Partnership Interests in "Z" Leasing   . . . . . . . . . . . . . . . . . . . . .         11

       4.9  Title to Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         12

       4.10  Undisclosed Liabilities   . . . . . . . . . . . . . . . . . . . . . . . . . . .         12

       4.11  Financial Statements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         12

       4.12  Brokers' Fees   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         13

       4.13  Real Property   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         13

                                                                                                   Page
                                                                                                   ----
       4.14  Leases  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         13

       4.15  Inventory   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         14

       4.16  Licenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         14

       4.17  Intellectual Property   . . . . . . . . . . . . . . . . . . . . . . . . . . . .         14

       4.18  Material Adverse Effect   . . . . . . . . . . . . . . . . . . . . . . . . . . .         15

       4.19  Disposition of Assets   . . . . . . . . . . . . . . . . . . . . . . . . . . . .         15

       4.20  Tax Returns   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         16

       4.21  Employee Benefit Plans  . . . . . . . . . . . . . . . . . . . . . . . . . . . .         16

       4.22  Collective Bargaining Agreements  . . . . . . . . . . . . . . . . . . . . . . .         19

       4.23  Premises  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         19

       4.24  Certain Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         20

       4.25  Compliance with Laws  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         20

       4.26  Litigation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         20

       4.27  Judgments   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         21

       4.28  Insurance   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         21

       4.29  Officers, Directors and Employees   . . . . . . . . . . . . . . . . . . . . . .         22

       4.30  Employment Agreements   . . . . . . . . . . . . . . . . . . . . . . . . . . . .         22

       4.31  Indebtedness  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         22

       4.32  Purchase Orders, Sales Contracts or Commitments   . . . . . . . . . . . . . . .         22

       4.33  Customers   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         23

       4.34  Other Material Contracts  . . . . . . . . . . . . . . . . . . . . . . . . . . .         23

       4.35  Relationships with Customers and Suppliers  . . . . . . . . . . . . . . . . . .         23

       4.36  Employee and Stockholder Indebtedness   . . . . . . . . . . . . . . . . . . . .         24

       4.37  Environmental Matters   . . . . . . . . . . . . . . . . . . . . . . . . . . . .         24

       4.38  Product Liability   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         25

       4.39  Bonuses and Profit-Sharing Distributions  . . . . . . . . . . . . . . . . . . .         26

       4.40  Bank Accounts   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         26

       4.41  Related Party Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . . .         26

       4.42  Margin Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         26

       4.43  Change in Control   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         27

       4.44  Disclosure  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         27

                                                                                                   Page
                                                                                                   ----
V.     REPRESENTATIONS AND WARRANTIES OF THE PURCHASER AND JP  . . . . . . . . . . . . . . .         28

       5.1  Organization   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         28

       5.2  Capitalization   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         28

       5.3  Authority Relative to this Agreement   . . . . . . . . . . . . . . . . . . . . .         28

       5.4  Consents and Approvals; No Violation   . . . . . . . . . . . . . . . . . . . . .         29

       5.5  Brokers' Fees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         30

       5.6  Disclosure   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         30

VI.    ADDITIONAL COVENANTS AND AGREEMENTS   . . . . . . . . . . . . . . . . . . . . . . . .         31

       6.1 Conduct of Business . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         31

       6.2  Acquisition of NBC   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         33

       6.3  Approval by the Stockholders   . . . . . . . . . . . . . . . . . . . . . . . . .         34

       6.4  JP Registration Statement  . . . . . . . . . . . . . . . . . . . . . . . . . . .         35

       6.5  HSR Act Filings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         35

       6.6  Access to Information  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         35

       6.7  Publicity  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         36

       6.8  Nasdaq Stock Market Listing  . . . . . . . . . . . . . . . . . . . . . . . . . .         36

       6.9  Pooling of Interests   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         36

VII.   CONDITIONS TO OBLIGATIONS OF INDUSTRIES, VALLEY AND THE STOCKHOLDERS  . . . . . . . .         36

       7.1  Representations, Warranties and Covenants  . . . . . . . . . . . . . . . . . . .         37

       7.2  HSR Act  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         37

       7.3  No Injunction or Decree  . . . . . . . . . . . . . . . . . . . . . . . . . . . .         37

       7.4  Approval . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         37

       7.5  Certificates   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         38

       7.6  JP Registration Statement  . . . . . . . . . . . . . . . . . . . . . . . . . . .         38

       7.7  Nasdaq Stock Market Listing  . . . . . . . . . . . . . . . . . . . . . . . . . .         38

       7.8  Escrow Agreement   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         38

       7.9   Registration Rights Agreement   . . . . . . . . . . . . . . . . . . . . . . . .         38

       7.10 "Z" Leasing Transaction  . . . . . . . . . . . . . . . . . . . . . . . . . . . .         38

       7.11 Opinion of Counsel   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         39

                                                                                                   Page
                                                                                                   ----
       7.12 Acquisition Fees   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         39

       7.13 Other Documents    . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         39

VIII. CONDITIONS TO OBLIGATIONS OF THE PURCHASER AND JP  . . . . . . . . . . . . . . . . . .         39

       8.1  Representations, Warranties and Covenants  . . . . . . . . . . . . . . . . . . .         39

       8.2  Consents and Approvals   . . . . . . . . . . . . . . . . . . . . . . . . . . . .         40

       8.3  No Injunction or Decree  . . . . . . . . . . . . . . . . . . . . . . . . . . . .         40

       8.4  HSR Act  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         40

       8.5  Approval   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         40

       8.6  Certificates   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         40

       8.7  JP Registration Statement  . . . . . . . . . . . . . . . . . . . . . . . . . . .         41

       8.8  Escrow Agreement   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         41

       8.9  Employment Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         41

       8.10  Non-Competition Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . .         41

       8.11  Stockholder Representation Letters  . . . . . . . . . . . . . . . . . . . . . .         42

       8.12  Opinion of Counsel  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         42

       8.13  Opinion of Certified Public Accountants   . . . . . . . . . . . . . . . . . . .         42

       8.14  No Material Adverse Effect  . . . . . . . . . . . . . . . . . . . . . . . . . .         42

       8.15  Nevada Baking Company Purchase  . . . . . . . . . . . . . . . . . . . . . . . .         43

       8.16  "Z" Leasing Transaction   . . . . . . . . . . . . . . . . . . . . . . . . . . .         43

       8.17  Nasdaq Stock Market Listing   . . . . . . . . . . . . . . . . . . . . . . . . .         43

       8.18  Incentive Compensation Plan   . . . . . . . . . . . . . . . . . . . . . . . . .         43

       8.19  Other Documents   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         43

IX.    POST-CLOSING COVENANT   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         44

X.     TERMINATION   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         44

       10.1  Termination by Mutual Consent   . . . . . . . . . . . . . . . . . . . . . . . .         44

       10.2  Termination by any of Industries, Valley, the Purchaser or JP   . . . . . . . .         44

       10.3  Termination by the Purchaser or JP  . . . . . . . . . . . . . . . . . . . . . .         45

       10.4  Termination by Industries or Valley   . . . . . . . . . . . . . . . . . . . . .         46

       10.5  Effect of Termination   . . . . . . . . . . . . . . . . . . . . . . . . . . . .         46

XI.    INDEMNIFICATION; SURVIVAL OF REPRESENTATIONS AND WARRANTIES   . . . . . . . . . . . .         47


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
                                                                                                   Page
                                                                                                   ----

       11.1  Indemnity Obligations of the Stockholders   . . . . . . . . . . . . . . . . . .         47

       11.2  Indemnity Obligations of the Purchaser and JP   . . . . . . . . . . . . . . . .         48

       11.3  Appointment of Representative   . . . . . . . . . . . . . . . . . . . . . . . .         49

       11.4  Notification of Claims  . . . . . . . . . . . . . . . . . . . . . . . . . . . .         50

       11.5  Survival  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         51

       11.6  Limitations   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         52

XII.  EXPENSES OF THE PARTIES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         55

XIII. MISCELLANEOUS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         55

       13.1  Notices   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         55

       13.2  Governing Law   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         56

       13.3  Confidentiality   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         57

       13.4  Section Headings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         57

       13.5  Amendments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         57

       13.6  Entire Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         58

       13.7  Counterparts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         58

       13.8  Severability  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         58


                                   SCHEDULES

     3.2(b)-1  . . . . . . . . . . .    Projected May Balance Sheet

     3.2(b)-2  . . . . . . . . . . .    Adjustments to Initial Acquisition Purchase Price - Acquisition
                                        Fees

     7.8   . . . . . . . . . . . . .    Form of Escrow Agreement

     7.9   . . . . . . . . . . . . .    Form of Registration Rights Agreement

     7.10  . . . . . . . . . . . . .    Form of Purchase and Sale Contract

     8.9   . . . . . . . . . . . . .    Form of Employment Agreement

     8.10  . . . . . . . . . . . . .    Form of Non-Competition Agreement

     8.11  . . . . . . . . . . . . .    Form of Stockholder Representation Letter

     8.14  . . . . . . . . . . . . .    Financial Projections for Station Casinos, Inc. and Stratosphere
                                        Gaming Corp.

                          AGREEMENT AND PLAN OF MERGER

         THIS AGREEMENT AND PLAN OF MERGER (the "Agreement") is made as of the 17th day of May 1996 by and among JP FOODSERVICE, INC., a Delaware corporation ("JP"), JP FOODSERVICE DISTRIBUTORS, INC., a Delaware corporation (the "Purchaser") and a direct wholly owned subsidiary of JP, VALLEY INDUSTRIES, INC., a Nevada corporation ("Industries"), E & H DISTRIBUTING CO., INC., a Nevada corporation d/b/a VALLEY FOOD DISTRIBUTORS OF NEVADA ("Valley") and a direct wholly owned subsidiary of Industries, and LLOYD K. BENSON, DUANE H. ZOBRIST, E. MARK ZOBRIST, GERRY R. ZOBRIST, R. PHILLIP ZOBRIST AND RICHARD D. ZOBRIST, the sole stockholders of Industries (collectively, the "Stockholders").

                                    RECITALS

         WHEREAS, in consideration of the mutual agreements of the parties as set forth herein, the boards of directors of Industries, Valley, the Purchaser and JP deem it in the best interests of their respective stockholders that Industries be merged with and into the Purchaser upon the terms and subject to the conditions of this Agreement;

         WHEREAS, for federal income tax purposes, it is intended that the Merger (as defined in Section 1.1) shall qualify as a reorganization under
Section 368(a)(2)(D) of the Internal Revenue Code of 1986, as amended (the "Code"), pursuant to which the common stock of Industries shall be converted into the right to receive common stock of JP;

         WHEREAS, the Merger is part of an overall transaction (the "Acquisition") which includes JP's acquisition of all of the assets and assumption of all of the liabilities of "Z" Leasing

Co. (the " 'Z' Leasing Transaction"), a Nevada general partnership (" 'Z' Leasing") whose sole general partners are the Stockholders;

         NOW THEREFORE, in consideration of the respective covenants, representations and warranties herein contained, the parties hereby agree as follows:

                                   ARTICLE I

                      THE MERGER; EFFECTIVE TIME; CLOSING

                     1.1 The Merger. Subject to the terms and conditions of this Agreement and the General Corporation Law of the State of Delaware (the "DGCL") and the applicable law of the State of Nevada (the "Nevada GCL"), at the Effective Time (as defined in Section 1.2), the Purchaser and Industries shall consummate a merger (the "Merger") in which (i) Industries shall be merged with and into the Purchaser and the separate corporate existence of Industries shall thereupon cease, (ii) the Purchaser shall be the successor or surviving corporation in the Merger and shall continue to be governed by the laws of the State of Delaware and (iii) the separate corporate existence of the Purchaser with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger. The corporation surviving the Merger is sometimes hereinafter referred to as the "Surviving Corporation." The Merger shall have the effects set forth in the DGCL and the Nevada GCL.

                     1.2 Effective Time. On the date of the Closing (as defined in Section 1.3), subject to the terms and conditions of this Agreement, Industries, the Purchaser and JP shall (i) cause to be executed (A) a Certificate of Merger in the form required by the DGCL (the

"Delaware Certificate of Merger") and (B) Articles of Merger in the form required by the Nevada GCL (the "Nevada Articles of Merger"), and (ii) cause the Delaware Certificate of Merger to be filed with the Delaware Secretary of State as provided in the DGCL and the Nevada Articles of Merger to be filed with the Nevada Secretary of State as provided in the Nevada GCL. The Merger shall become effective at (i) such time as the Delaware Certificate of Merger has been duly filed with the Delaware Secretary of State and the Nevada Articles of Merger have been duly filed with the Nevada Secretary of State or
(ii) such other time as is agreed upon by Industries and JP and specified in the Delaware Certificate of Merger and the Nevada Articles of Merger. Such time is hereinafter referred to as the "Effective Time."

                     1.3 Closing. The closing of the Merger (the "Closing") shall take place either (i) at the offices of Lionel Sawyer & Collins, 1700 Bank of America Plaza, 300 South Fourth Street, Las Vegas, Nevada 89101 at 10:00 a.m. on the first business day on which the last of the conditions set forth in Article VII and Article VIII shall be fulfilled or waived in accordance with this Agreement or (ii) at such other place, time and date as Industries and JP may mutually agree. The date on which the Closing shall occur is hereinafter referred to as the "Closing Date."

                                   ARTICLE II

                     CERTIFICATE OF INCORPORATION; BY-LAWS
              AND DIRECTORS AND OFFICERS OF SURVIVING CORPORATION

                 2.1 Certificate of Incorporation. The Certificate of Incorporation of the Purchaser, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided therein and under the DGCL.

                 2.2 By-Laws. The By-Laws of the Purchaser, as in effect immediately prior to the Effective Time, shall be the By-Laws of the Surviving Corporation.

                 2.3 Directors and Officers. The directors and officers of the Purchaser immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation from and after the Effective Time until their successors have been duly elected, appointed or qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Certificate of Incorporation and By-Laws.

                                  ARTICLE III

                   MERGER SHARE CONSIDERATION; CONVERSION OR
                     CANCELLATION OF SHARES IN THE MERGER;
                  DETERMINATION OF ACQUISITION PURCHASE PRICE

                 3.1 Merger Share Consideration; Conversion or Cancellation of Shares in the Merger.

                 (a) At the Effective Time, by virtue of the Merger and without any action by the parties, (i) each outstanding share of common stock, $.001 par value, of Industries (the "Industries Common Shares") shall be converted into the right to receive the number of shares of common stock, $.01 par value, of JP (the "JP Common Shares") determined as specified in Section 3.2(c) (the "Per Share Consideration") and (ii) each Industries Common Share to be converted into the right to receive JP Common Shares pursuant to this Section 3.1(a) shall cease to be outstanding, shall be canceled and retired and shall cease to exist, and the Stockholder, as the holder of the certificate (the "Industries Common Share Certificate") representing such Industries Common Share shall cease to have any rights with respect thereto, except the right to receive the Per Share Consideration therefor upon the surrender of such certificate in accordance with Section 3.1(c).

            (b) If, between the date hereof and the Effective Time, the issued and outstanding JP Common Shares shall have been changed into a different number of shares or a different class of shares by reason of any reclassification, recapitalization, reorganization, split-up, combination, exchange of shares or readjustment, or a stock dividend or other extraordinary distribution (other than a nonliquidating cash dividend) thereon shall be declared with a record date within such period, the Merger Share Price and the number of JP Common Shares into which Industries Common Shares are to be converted shall be correspondingly adjusted after negotiations conducted in good faith and promptly concluded between the parties, and the Delaware Certificate of Merger and the Nevada Articles of Merger shall be amended to reflect such adjustment.

            (c) At the Closing, upon surrender of the Industries Common Share Certificates to JP for cancellation, the Stockholders shall be entitled to receive certificates representing the Share Consideration (as defined in Section 3.2(c)), registered in the names requested by the Stockholders prior to the Closing (subject to applicable pooling restrictions), and the Industries Common Share Certificates so surrendered shall forthwith be canceled.

           (d) Notwithstanding any other provision of this Agreement, no certificates representing fractional JP Common Shares shall be issued upon surrender of any Industries Common Share Certificates. In lieu of any fractional JP Common Shares, there shall be paid to each holder of Industries Common Shares who otherwise would be entitled to receive a fractional JP Common Share an amount of cash (without interest) determined by multiplying such fraction by the Merger Share Price (as defined in Section 3.2(c)).

                 3.2 Determination of Acquisition Purchase Price. (a) The purchase price for the Acquisition payable by the Purchaser and JP shall be $42,228,000 (the "Initial Acquisition Purchase Price"), as adjusted pursuant to
Section 3.2(b) (as so adjusted, the "Acquisition Purchase Price"). The two components of the Acquisition Purchase Price shall be (i) the Share Consideration as determined pursuant to Section 3.2(c) and (ii) the consideration in the form of JP Common Shares payable in connection with the "Z" Leasing Transaction (the " 'Z' Leasing Consideration") as determined pursuant to Section 3.2(d).

                 (b) The Initial Acquisition Purchase Price was determined on the basis of the projected pro forma combined balance sheet of Industries, Valley and "Z" Leasing (collectively, the "Combined Group") at May 31, 1996 which is attached as Schedule 3.2(b)-1 hereto (the "Projected May Balance Sheet") and the projected real estate closing costs, investment banking fees, attorneys' fees, accounting fees and all other transaction costs that will be incurred by the Combined Group in connection with the Acquisition which are set forth in Schedule 3.2(b)-2 hereto (the "Projected Acquisition Fees"). As soon as practicable after May 31, 1996, but in no event later than June 30,1996, Industries and Valley shall prepare, and cause to be audited by KPMG Peat Marwick LLP, independent accountants to the Combined Group, a combined balance sheet of the Combined Group at May 31, 1996 (the "Audited May Balance Sheet"). In preparing the Audited May Balance Sheet, KPMG Peat Marwick shall follow the accounting notes set forth in Schedule 3.2(b)-2 hereto. Industries shall (i) deliver to JP a copy of the Audited May Balance Sheet promptly after KPMG Peat Marwick LLP has furnished its report with respect thereto and (ii) provide JP and its authorized representatives (or cause JP and its authorized representatives to be provided) with reasonable access during normal business hours to all workpapers and other relevant books and records and employees required for JP and its authorized representatives to complete their review of the Audited May Balance Sheet. At the Closing, Industries and Valley shall deliver to JP a certificate setting forth the actual real estate closing costs, investment banking fees, attorneys' fees, accounting fees and other transaction costs that were incurred by the Combined Group in connection with the Acquisition (the "Actual Acquisition Fees") and allocating the Actual Acquisition Fees between Industries and Valley, on the one hand, and "Z" Leasing, on the other hand. The Acquisition Purchase Price shall then be computed in accordance with Schedule 3.2(b)-2.

                 (c) The Share Consideration shall equal that number of JP Common Shares obtained by dividing (x) the excess (A) of the Acquisition Purchase Price over (B) the "Z" Leasing Consideration by (y) the Merger Share Price. The Per Share Consideration shall equal that number of JP Common Shares obtained by dividing (x) the Share Consideration by (y) the number of Industries Common Shares outstanding at the Effective Time. The Merger Share Price shall mean the price for a JP Common Share, rounded to the nearest cent, which is the average of the closing bid and ask prices for the JP Common Shares, as reported on the NASDAQ Stock Market, over the 20 trading days immediately preceding the date of the public announcement of this Agreement.

                 (d) The "Z" Leasing Consideration to be paid at the Closing shall be equal to $18,000,000 minus the total indebtedness of "Z" Leasing included in the Audited May Balance

Sheet and the portion of the Actual Acquisition Fees which is allocated to "Z" Leasing and shall be payable in JP Common Shares at the Merger Share Price.

                                   ARTICLE IV

                       REPRESENTATIONS AND WARRANTIES OF
                    INDUSTRIES, VALLEY AND THE STOCKHOLDERS

         Industries, Valley and the Stockholders jointly and severally represent and warrant to the Purchaser and JP that, except as set forth in the disclosure schedule accompanying this Agreement (the "Disclosure Schedule"):

                     4.1 Organization, Qualification and Corporate Power. Each of Industries and Valley (i) is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada, (ii) is duly qualified or authorized to conduct its business and is in good standing under the laws of each jurisdiction in which such qualification or authorization is required and (iii) has full corporate power and authority to carry on the business in which it is engaged and to own and use the properties owned and used by it.

                     4.2 Capitalization. The entire authorized capital stock of Industries consists of 20,000,000 Industries Common Shares, of which 9,999,996 Industries Common Shares are issued and outstanding and no Industries Common Shares are held in treasury. The entire authorized capital stock of Valley consists of (i) 25,000 shares of a single class of common stock, $1.00 par value, 15,000 shares of which are issued and outstanding and none are held in treasury and (ii) 50,000 shares of preferred stock, $100 par value (the "Valley Preferred Stock"), 1,394 shares of which are issued and outstanding and 8,497 shares are held in treasury (collectively, the

"Valley Shares"). All of the issued and outstanding Industries Common Shares and Valley Shares have been duly authorized and are validly issued, fully paid and nonassessable. There are no outstanding or authorized options, warrants, calls, rights (including preemptive rights), commitments or any other agreements of any character to which Industries or Valley is a party, or by which Industries or Valley may be bound, requiring Industries or Valley to issue, transfer, sell, purchase or redeem any shares of capital stock or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of its capital stock. There are no stockholder agreements, voting trusts or other agreements or understandings to which Industries or Valley is a party or by which it is bound relating to the voting of any shares of its capital stock.

                     4.3 Equity Interests. Industries, Valley and "Z" Leasing do not own capital stock in any corporation or any equity or other ownership interest in any partnership or other form of business enterprise.

                     4.4 Authority Relative to this Agreement. Each of Industries and Valley has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement and the consummation by Industries and Valley of the transactions contemplated hereby have been duly and validly authorized by the boards of directors of Industries and Valley and no other corporate proceedings on the part of Industries and Valley are necessary to authorize this Agreement or to consummate the transactions contemplated hereby (other than the approval of this Agreement by the stockholders of Industries in accordance with the Nevada GCL). This Agreement has been duly and validly executed and delivered by Industries, Valley and the Stockholders and, assuming this Agreement constitutes the valid and binding agreement of the Purchaser and JP, constitutes the valid and binding agreement of Industries, Valley and the Stockholders, enforceable against each such party in accordance with its terms, except that the enforcement hereof may be limited by (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws now or hereafter in effect relating to creditors' rights generally and (ii) general principles of equity.

                     4.5 Consents and Approvals; No Violation. Neither the execution and delivery of this Agreement nor the consummation by Industries, Valley and the Stockholders of the transactions contemplated hereby will: (i) conflict with or result in any breach of any provision of the Articles of Incorporation or By-Laws of Industries or Valley; (ii) require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, except in connection with (A) the applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (B) the filing of the Delaware Certificate of Merger pursuant to the DGCL and the Nevada Articles of Merger pursuant to the Nevada GCL and (C) the filing by JP with the Securities and Exchange Commission (the "SEC") of a registration statement on Form S-4 (the "JP Registration Statement") for the registration under the Securities Act of 1933, as amended (the "Securities Act"), of the JP Common Shares to be issued in connection with the Acquisition and any related state "Blue Sky" or securities laws; (iii) require any consent, waiver or approval under, result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default

(or give rise to any right of termination, cancellation or acceleration or lien or other charge or encumbrance) under any of the provisions of any note, license, agreement or other instrument or obligation to which Industries or Valley may be bound or to which any of the assets or property of Industries or Valley may be subject; or (iv) violate any order, injunction, statute, rule or regulation applicable to Industries or Valley.

                     4.6 Ownership of Industries Shares. Each of the Stockholders (i) owns the number of outstanding Industries Common Shares set forth opposite the name of such Stockholder in the Disclosure Schedule and (ii) owns such outstanding Industries Common Shares free and clear of all claims, security interests, mortgages, pledges, liens and other encumbrances of every nature whatsoever (collectively, "Liens"). The Stockholders constitute all of the record and beneficial holders of the outstanding Industries Common Shares. Notwithstanding anything in this Agreement to the contrary, the representations and warranties in this Section 4.6 are made by the Stockholders severally and not Jointly.

                     4.7  Ownership of Valley Shares.   Industries (i)  owns of
record and beneficially, and has good and marketable title to, all outstanding Valley Shares and (ii) owns such outstanding Valley Shares free and clear of all Liens.

                     4.8 Partnership Interests in "Z" Leasing. The Stockholders constitute all of the partners in "Z" Leasing. The percentage interest of each Stockholder in the partnership interests of "Z" Leasing is identical to the percentage interest of each such Stockholder in the outstanding Industries Common Shares.

                     4.9 Title to Assets. Industries, Valley and "Z" Leasing have good and marketable title to all of their respective assets, free and clear of all Liens or other restrictions, except for (i) Liens for taxes not yet due and payable and (ii) Liens reflected on the audited balance sheet of Valley at January 31, 1996 and the unaudited balance sheet of Industries at January 31, 1996 (collectively, the "Balance Sheet") or disclosed in the notes thereto.

                     4.10 Undisclosed Liabilities. Industries and Valley have no liabilities (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for taxes, except for (i) liabilities reflected on the Balance Sheet or disclosed in the notes thereto, (ii) liabilities which have arisen after the date of the Balance Sheet in the ordinary course of business (none of which results from, arises out of, relates to, is in the nature of or was caused by any breach of contract, breach of warranty, tort, infringement or violation of law) and (iii) liabilities that are not required under generally accepted accounting principles ("GAAP") to be disclosed in the Balance Sheet or the notes thereto.

                     4.11 Financial Statements. The audited balance sheets and the related statements of operations, stockholders' equity (deficit) and cash flows, including the related notes thereto, of Valley at January 31, 1994, January 31, 1995 and January 31, 1996 and for the years then ended have been prepared in accordance with GAAP applied on a basis consistent with prior periods, and present fairly in all material respects the financial position of Valley as of their respective dates and the results of operations and cash flows for the periods presented therein. The foregoing balance sheets and the Projected May Balance Sheet have been, and the Audited May

Balance Sheet shall be, measured under the accounting principles and practices described in the Disclosure Schedule. The books and records of Industries and Valley adequately disclose all of the respective assets and liabilities of Industries and Valley and all information necessary to reflect properly the financial condition of Industries or Valley, as applicable.

                     4.12 Brokers' Fees. The Disclosure Schedule sets forth all liabilities or obligations of Industries, Valley or "Z" Leasing to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

                     4.13 Real Property. The Disclosure Schedule lists all real property owned by Industries, Valley and "Z" Leasing. The ownership of such real property and the uses being made thereof by Industries, Valley and "Z" Leasing comply with all applicable laws.

                     4.14 Leases. All leases pursuant to which Industries, Valley and "Z" Leasing lease to or from others any real or personal property which have aggregate remaining lease payments due of $50,000 or more are listed in the Disclosure Schedule. All such leases are valid, effective and enforceable. There is not under any of such leases any existing default or any event of default or event which, with notice or lapse of time or both, would constitute such a default by Industries, Valley or "Z" Leasing or, to the knowledge of Industries, Valley or the Stockholders, by any other party thereto. The Disclosure Schedule sets forth, with respect to each such lease, the parties thereto, the term, any renewal or purchase options and the payment terms. All leased real or personal property and the uses being made thereof by Industries, Valley or "Z" Leasing comply with all applicable laws.

                     4.15 Inventory. The inventory of Industries and Valley is in good and marketable condition and is capable of being sold in the ordinary course of business without discounts to the LIFO purchase cost at which such inventory is recorded on the books and records of Industries or Valley, as applicable.

                     4.16 Licenses. Industries, Valley and "Z" Leasing have all licenses which are necessary for the conduct of their respective businesses, including, without limitation, all licenses that may be required by the Nevada Gaming Commission or other state or local authorities to transact business with hotels and casinos. All license taxes have been paid if due or, if not yet due, accrued in accordance with GAAP. All material licenses, contracts or commitments relating to patents, trademarks, trade names, copyrights, trade secrets or other proprietary know-how used by Industries, Valley and "Z" Leasing in the conduct of their respective businesses are listed in the Disclosure Schedule. None of Industries, Valley or "Z" Leasing has received any notice of conflict with the asserted rights of others in connection with such licenses, contracts or commitments, and Industries, Valley and "Z" Leasing are not infringing such rights of others. None of Industries, Valley or "Z" Leasing is aware of any such conflict or claim of such infringement or any basis therefor.

                     4.17 Intellectual Property. The Disclosure Schedule sets forth a complete and accurate list of all material patents, patent applications, unpatented inventions set forth or described in writing, registered trademarks and service marks, trademark and service mark applications, trade names and copyrights (the "Intellectual Property") owned by, registered in the name of or used in the businesses of Industries, Valley or "Z" Leasing. All of the rights of

Industries, Valley or "Z" Leasing in the Intellectual Property are valid and subsisting. Industries, Valley and "Z" Leasing are the sole and exclusive owners of, and have good and marketable title to, all of the Intellectual Property, free and clear of all Liens. There are no licenses, agreements or commitments outstanding or effective granting any other person any right to use, operate under, license or sublicense, or otherwise concerning the Intellectual Property. None of Industries, Valley or "Z" Leasing has received any notice or claim that any of its Intellectual Property infringes upon or conflicts with the rights of any other person, nor is Industries, Valley or "Z" Leasing aware of any basis for any such claim.

                     4.18 Material Adverse Effect. Since January 31, 1996 (the "Balance Sheet Date"), no event has occurred and no circumstance exists that has or could have a material adverse effect on the financial condition, business, assets or prospects of Industries or Valley. Since the Balance Sheet Date, there has not been any damage, destruction or loss, whether or not covered by insurance, materially affecting any of the properties or the business of Industries or Valley, any material increase in the compensation payable by Industries or Valley to any officer, director, employee or stockholder, or any material increase in any bonus, insurance, pension or other employee benefit plan, payment or arrangement made to, for or with any such officer, director, employee or stockholder.

                     4.19 Disposition of Assets. Since the Balance Sheet Date, (i) neither Industries nor Valley has sold or otherwise disposed of, or committed to dispose of, any assets other than in the ordinary course of business and (ii) Industries and Valley have maintained their inventories at customary levels. Since the Balance Sheet Date or except as otherwise provided herein, neither

Industries nor Valley has paid or declared any dividends, made or committed to make any distribution of assets, or made or committed to make any loan.

                     4.20 Tax Returns. All federal, state, local and foreign tax returns of Industries and Valley, including, without limitation, returns of income, sales, social security, withholding and unemployment taxes that are required to have been filed by Industries and Valley, have been duly prepared, timely filed and are complete and correct, and all taxes, interest and penalties shown thereon or due in connection therewith have been paid, if due, or accrued according to GAAP, if not yet due. The returns of Industries and Valley with respect to federal and state income tax, sales tax, unemployment tax and use tax are not currently being audited and neither Industries nor Valley has been contacted by any federal or state official regarding any future audit. The Disclosure Schedule sets forth, for each of the foregoing categories of tax, the latest taxable year for which the returns of Industries or Valley have been audited. Neither Industries nor Valley has waived the statutes of limitations for federal or state tax purposes. No deficiency has been proposed and not paid with respect to any tax return filed by Industries or Valley prior to the date hereof. All payroll taxes that Industries or Valley is required by law to withhold have been withheld and properly deposited.

                     4.21 Employee Benefit Plans. Neither Industries nor Valley has any bonus, deferred compensation, profit-sharing, pension, 401(k), retirement or stock option plan or agreement, or any other type of employee benefit plan (an "Employee Benefit Plan"), or any accrued obligation thereunder, or any current or prospective obligation for the payment of severance pay to any current or former employee. If any such agreement, plan or obligation is disclosed in the Disclosure Schedule, Industries and Valley have delivered to the Purchaser and JP complete and correct copies of all documents evidencing any such agreement, plan or obligation, together with copies of all reports applicable thereto. The Disclosure Schedule also discloses the terms of any unwritten Employee Benefit Plan. No employee pension benefit plan, as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), listed in the Disclosure Schedule has incurred any "accumulated funding deficiency" within the meaning of Section 302 of ERISA or
Section 412 of the Code, whether or not waived, and full payment has been or will be made or accrued of all required contributions under any such plan for all periods prior to the Closing Date. No such pension plan is a "defined benefit plan," as defined in Section 3(35) of ERISA, or a "multiemployer plan," as defined in Section 3(37) of ERISA, and neither Industries nor any person required to be aggregated with Industries under Section 414(b), (c), (m) or (o) of the Code has maintained or contributed to a defined benefit plan or multiemployer plan within six years prior to the Closing Date. With respect to each Employee Benefit Plan: (i) Industries and Valley are and always have been in compliance in all material respects with the applicable provisions of ERISA and the Code and the regulations thereunder, including the benefit continuation provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA"); (ii) there has been no violation of ERISA's fiduciary obligations nor any prohibited transaction (within the meaning of Section 406 of ERISA and Section 4975 of the Code); (iii) no plan has any liability for any federal, state, local or foreign taxes; (iv) the fair market value of the assets of each such employee pension benefit plan is not less than the present value of the benefits accrued thereunder; and (v) all reports required to be filed (if any) with the Department of Labor, state and local governments, the Pension Benefit Guaranty Corporation and the Internal Revenue Service have been filed with respect to each such plan and with respect to the transactions contemplated by this Agreement. To the extent any Employee Benefit Plan is insured, Industries and Valley have paid or accrued or will pay or accrue when due all premiums required to be paid for all periods through and including the Closing Date. To the extent that any Employee Benefit Plan is funded other than with insurance, Industries and Valley have made or accrued or will have made or accrued all contributions required to be paid for all periods through and including the Closing Date. Neither Industries nor Valley has any obligation to provide retiree health or other welfare benefits. Each Employee Benefit Plan that is intended to be qualified under Section 401 of the Code (i) has been timely amended to comply with the Tax Equity and Fiscal Responsibility Act of 1982, the Deficit Reduction Act of 1984 and the Retirement Equity Act of 1984, (ii) has been administered in compliance with the applicable provisions of the Tax Reform Act of 1986 and (iii) has been amended as required by the Tax Reform Act of 1986, the Technical and Miscellaneous Revenue Act of 1988, the Unemployment Compensation Amendments of 1992 and the Revenue Reconciliation Act of 1993. Any required requests for favorable determination letters regarding the compliance of such plans with those requirements were filed with the Internal Revenue Service. Neither Industries nor Valley has incurred any liability on account of a termination of an Employee Benefit Plan which has not been satisfied. Neither Industries nor Valley has incurred any liability on account of a complete or partial withdrawal from any multiemployer pension plan. Each Employee Benefit Plan may be amended or terminated by Industries or

Valley subject to the regulations promulgated under the Code and the regulations of the Pension Benefit Guaranty Corporation. All benefits earned by employees of Industries and Valley pursuant to any Employee Benefit Plan have been accrued or paid or will be accrued or paid prior to the Closing Date. All aggregate accrued vacation pay and sick pay that is estimated to be due to the employees of Industries and Valley is set forth in the Disclosure Schedule. The officers and directors of Industries and Valley have not made any representation to their employees with respect to the continuation of their employment after the Closing Date.

                     4.22 Collective Bargaining Agreements. Neither Industries nor Valley is a party to any collective bargaining or other labor union agreement. There is no employee dispute pending or threatened against Industries or Valley, and neither Industries nor Valley has knowledge of any existing basis for any such dispute.

                     4.23 Premises. Except for ordinary wear and tear attributable to the routine and ordinary day-to-day conduct of the businesses of Industries and Valley, all of the offices and other equipment of Industries and Valley which are necessary for their respective business operations are in good operating condition and repair, and all software utilized by Industries and Valley is properly licensed and all fees in connection therewith have been paid or accrued. There are no structural defects or infestations by wood damaging pests in any of the premises in which Industries or Valley conducts its business, including, without limitation, the real property located at 300 West Bonanza Road, Las Vegas, Nevada (the "Premises"). Industries and Valley have properly maintained and repaired all heating, air conditioning, refrigeration, plumbing and electrical systems in all of the Premises, and all such systems and related equipment, whether owned or leased, are operating satisfactorily.

                     4.24 Certain Agreements. Neither Industries nor Valley is subject to, bound by or the beneficiary of any agreement not to compete or other obligation in the nature of an agreement not to compete. Neither Industries nor Valley is a party to any guaranty or endorsement or has any contingent obligations under any such agreement.

                     4.25 Compliance with Laws. The conduct by Industries, Valley or "Z" Leasing of any of their respective businesses does not violate or infringe in any material respect any domestic (federal, state or local) or foreign laws, statutes, ordinances, regulations, decrees or orders now in effect, including, without limitation, the Americans with Disabilities Act of 1990, the Occupational Safety and Health Act of 1970 and the regulations and guidelines imposed by the United States Department of Agriculture, and none of Industries, Valley or "Z" Leasing has received a notice of violation of any such laws, statutes, ordinances, regulations, decrees or orders other than violations which have been cured. To the knowledge of Industries, Valley and the Stockholders, no law, statute, ordinance, regulation, decree or order is proposed to be adopted, the enforcement of which would adversely affect any of such businesses or the value of the properties or assets of Industries, Valley or "Z" Leasing.

                     4.26 Litigation. None of Industries, Valley or "Z" Leasing is involved in any pending or, to the knowledge of Industries, Valley or the Stockholders, threatened litigation or any investigation by any governmental body or any legal, administrative or arbitration proceeding, including, without limitation, any workers' compensation proceeding, or is subject to any judgment, award, order or decree. Industries, Valley and the Stockholders do not know of, and have no reason to know of, any material action, claim, suit, proceeding or investigation threatened against or affecting Industries, Valley or "Z" Leasing or any of their respective properties or assets. None of Industries, Valley or any Stockholder has been investigated by, or is currently being investigated by, the Nevada Gaming Commission or any other state or local gaming regulatory authority.

                     4.27 Judgments. None of Industries, Valley or "Z" Leasing is subject to any judgment, order, writ, injunction or decree of any court, governmental authority or arbitration panel which might adversely affect in any way (i) the financial condition, assets, business prospects or results of operations of Industries, Valley or "Z" Leasing or (ii) the Acquisition.

                     4.28 Insurance. The Disclosure Schedule contains a complete and correct list and summary description (including name of insurer, amount of coverage, type of policy and policy number) of all policies of insurance or binders of insurance which are owned by Industries, Valley or "Z" Leasing, including, without limitation, all general liability, workers' compensation, automobile, property, and directors and officers liability insurance policies. All such policies, including, without limitation, all product liability policies, are in full force and effect, and no notice of disallowance of any claim under any such policy or binder has been received by Industries, Valley or "Z" Leasing. There has been no default in the payment of premiums on any such policy, and to the knowledge of Industries, Valley and the Stockholders, there is no ground for cancellation or avoidance of any such policy, for reduction of the coverage provided thereby or for an increase in the premiums paid therefor.

                     4.29 Officers, Directors and Employees. All officers, directors and employees of Industries and Valley are listed by title or position in the Disclosure Schedule. No officer, director, employee or stockholder of Industries or Valley is entitled to any indemnification from Industries or Valley, has any substantial financial interest, direct or indirect, in any supplier, customer, lessor or lessee of Industries or Valley (other than "Z" Leasing), is indebted to Industries or Valley on account of loans or advances of any kind, or has in his possession or under his control any property or assets belonging to Industries or Valley. All transactions, commitments, contracts and agreements between Industries or Valley and any supplier, customer or any other business entity in which any officer, director, employee or stockholder of Industries or Valley has a financial interest (other than "Z" Leasing) are on arms-length terms and at reasonable market prices.

                     4.30 Employment Agreements. Neither Industries nor Valley has any employment, service or consulting agreement with any person or entity which may not be terminated within 30 days' notice without liability to Industries or Valley.

                     4.31 Indebtedness. All mortgages and deeds of trust affecting the Premises are listed in the Disclosure Schedule.

                     4.32  Purchase Orders, Sales Contracts or Commitments.
The Disclosure Schedule sets forth all of the open purchase orders, sales contracts and commitments of Industries and Valley which either (i) were not entered into in the ordinary course of business by Industries or Valley or (ii) as of the date hereof are in excess of $100,000.

                     4.33 Customers. The names and addresses of the customers of Industries and Valley with orders as of the date hereof in excess of $50,000 are listed in the Disclosure Schedule. To the knowledge of Industries, Valley and the Stockholders, (i) all contracts and agreements with such customers are valid, effective and enforceable and (ii) no such customer is experiencing financial difficulties which reasonably could be expected to affect adversely full and timely payment by such customer under any such contract or agreement.

                     4.34 Other Material Contracts. None of Industries, Valley or "Z" Leasing has any material contract, commitment or agreement that has not been otherwise disclosed in the Disclosure Schedule. To the knowledge of Industries, Valley and the Stockholders, (i) each such contract, commitment or agreement is valid, effective and enforceable and (ii) no party to any such contract, commitment or agreement is experiencing financial difficulties which reasonably could be expected to affect adversely the full and timely payment of any amount owed or to be owed to Industries, Valley or "Z" Leasing by any such party under any such contract, commitment or agreement.

                     4.35 Relationships with Customers and Suppliers. Neither Industries nor Valley knows of any written or oral communication, fact, event or action which exists or has occurred within 120 days prior to the date of this Agreement which would indicate that any of the following shall terminate or materially reduce its business with Industries or Valley:

                             (i) any current customer of Industries or Valley which accounted for over 1% of total consolidated net sales of Industries or Valley for its most recently completed fiscal year; or

                             (ii) any current supplier to Industries or Valley
                 of items essential to the conduct of the businesses of Industries or Valley, which items cannot be replaced at comparable cost and the loss of which would have an adverse effect on Industries and Valley, taken as a whole.

         Since the Balance Sheet Date, (A) Industries and Valley have retained all sales personnel employed in connection with the operation of their respective businesses and (B) no customer (or group of customers) purchasing in the aggregate of $500,000 in products and services on a yearly basis has terminated its relationship with Industries or Valley.

                     4.36 Employee and Stockholder Indebtedness. The Disclosure Schedule sets forth all indebtedness to Industries or Valley of the Stockholders or the officers, directors or employees of each such company. All of such indebtedness has been or will be repaid on or before the Closing Date. All credit cards issued for the account of Industries or Valley shall be canceled on or before the Closing Date and, upon cancellation, paid in full.

                     4.37 Environmental Matters. Each of Industries, Valley and "Z" Leasing is currently in compliance, and has fully complied with, all laws, ordinances, regulations and orders, including, without limitation, all zoning, safety and environmental laws, ordinances, regulations and orders, applicable to its business or properties, and the present uses by each of Industries, Valley or "Z" Leasing of its properties, whether leased or owned, do not violate any such laws, ordinances, regulations or orders. There is not currently and in the past there has not been (i) any use, treatment, storage or disposal of any hazardous substance or material (as defined in 42 U.S.C.
Section 9601(14) (1982) and 40 C.F.R. Section 302.4 (1986)) or pollutant on any of the properties of Industries, Valley or "Z" Leasing, whether leased or owned, (ii) any spill, leakage, discharge or release of any hazardous substance or material or pollutant thereon or therefrom, (iii) any off-site disposal by Industries, Valley or "Z" Leasing of any hazardous substance or material or pollutant in any location or (iv) any hazardous condition in existence on any of the properties of Industries, Valley or "Z" Leasing, whether leased or owned, including, without limitation, the real property leased by Valley and Industries located at 300 West Bonanza Road, Las Vegas, Nevada. Industries, Valley and the Stockholders have furnished, or have caused "Z" Leasing to furnish, to the Purchaser the test results for all tests conducted on the underground storage tanks located on the Premises. None of Industries, Valley or "Z" Leasing has purchased or sold asbestos, or any other hazardous substance or material or pollutant. None of Industries, Valley or "Z" Leasing is subject, nor shall they be subject, to any liability or claim in connection with any environmental law or any use, treatment, storage or disposal of any hazardous substance or material or pollutant or any spill, leakage, discharge or release of any hazardous substance or material or pollutant as a result of having owned or operated any business prior to the Closing Date. Notwithstanding the foregoing, no environmental representations are made hereunder with respect to the real property currently owned by NBC to be acquired by Industries or Valley after the date hereof.

                     4.38 Product Liability. Except to the extent covered by insurance, neither Industries nor Valley has liability (and, to the knowledge of Industries, Valley and the Stockholders, there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against Industries or Valley giving rise to any liability) arising out of any injury to individuals or property as a result of the ownership, possession or use of any product manufactured, sold, leased or delivered by Industries or Valley.

                     4.39 Bonuses and Profit-Sharing Distributions. The total amount paid and accrued by Industries for the fiscal year 1996 management bonuses and fiscal year 1996 profit-sharing distributions was $0 and the total amount paid and accrued by Industries for management bonuses through May 31, 1996 was $0. The total amount paid and accrued by Valley for the fiscal year 1996 management bonuses and fiscal year 1996 profit-sharing distributions (exclusive of contributions to the 401(k) plan) was $385,669 and the total amount paid and accrued by Valley for management bonuses through May 31, 1996 will be 17% of Valley's net income before any taxes and bonuses. All bonuses and profit-sharing distributions earned by employees of Industries and Valley through May 31, 1996 have been or will be accrued by Industries and Valley.

                     4.40 Bank Accounts. The Disclosure Schedule sets forth all bank accounts and marketable securities (both debt and equity) of Industries, Valley and "Z" Leasing.

                     4.41 Related Party Agreements. The Disclosure Schedule sets forth all agreements between (i) Industries and its employees, (ii) Industries and the Stockholders, (iii) Valley and its employees, (iv) Valley and the Stockholders, (v) Industries and Valley, (vi) "Z" Leasing and its general partners, (vii) "Z" Leasing and the Stockholders, (viii) "Z" Leasing and Industries and (ix) "Z" Leasing and Valley. Furthermore, Industries, Valley and the Stockholders have disclosed to the Purchaser and JP all compensation payments made to, or for the benefit of, the Stockholders.

                     4.42 Margin Stock. None of the JP Common Shares issued in connection with the Merger shall be used for the purpose of purchasing or carrying any "margin stock" as defined in Regulation U, Regulation X or Regulation G promulgated by the Board of Governors of the Federal Reserve System, 12 C.F.R. Parts 221, 224 and 207, respectively, or for the purpose of reducing or retiring any indebtedness which was originally incurred to purchase or carry a "margin stock" or for any other purpose which might constitute this transaction as a "purpose credit" within the meaning of any of such Regulations.

                     4.43 Change in Control. None of Industries, Valley or "Z" Leasing is a party to any contract or arrangement which contains a "change in control," "potential change in control" or similar provision, and the consummation of the Acquisition shall not (either alone or upon the occurrence of additional acts or events) result in any payment or payments becoming due from Industries, Valley or "Z" Leasing to any person or give any person the right to terminate or alter the provisions of any agreement to which Industries, Valley or "Z" Leasing is a party.

                     4.44 Disclosure. The information with respect to Industries, Valley or the Stockholders included in the JP Registration Statement in conformity with information furnished in writing to JP by Industries, Valley or the Stockholders for use in the JP Registration Statement shall not, as of the effective date of the JP Registration Statement, contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements contained therein not misleading. Neither this Agreement, including, without limitation, the Disclosure Schedule, the Schedules and the attachments hereto, furnished by Industries to JP, contains or shall contain any untrue statement of a material fact or omits or shall omit to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading. For purposes of this Agreement, disclosure in one section of the Disclosure Schedule shall constitute disclosure for the purposes of the other sections of the Disclosure Schedule.

                                   ARTICLE V

                         REPRESENTATIONS AND WARRANTIES
                            OF THE PURCHASER AND JP

         The Purchaser and JP jointly and severally represent and warrant to Industries, Valley and the Stockholders that, except as set forth in the Disclosure Schedule:

                     5.1 Organization. The Purchaser and JP are corporations duly organized, validly existing and in good standing under the laws of the State of Delaware.

                     5.2 Capitalization. The authorized common stock of JP consists of 45,000,000 shares, of which 16,025,014 JP Common Shares are issued and outstanding and no JP Common Shares are held in treasury. All of the issued and outstanding JP Common Shares have been duly authorized and are validly issued, fully paid and nonassessable. All of the JP Common Shares issued pursuant to this Agreement have been duly authorized and, upon consummation of the Acquisition, shall be validly issued, fully paid and nonassessable.

                     5.3 Authority Relative to this Agreement. Each of the Purchaser and JP has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement and the consummation by the Purchaser and JP of the transactions contemplated hereby have been duly and validly authorized by the boards of directors of the Purchaser and JP and no other corporate proceedings on the part of the Purchaser and JP are necessary to authorize this Agreement or to consummate the transactions contemplated hereby (other than the approval of this Agreement by the stockholder of the Purchaser in accordance with the DGCL). This Agreement has been duly and validly executed and delivered by the Purchaser and JP and, assuming this Agreement constitutes the valid and binding agreement of Industries, Valley and the Stockholders, constitutes the valid and binding agreement of the Purchaser and JP, enforceable against each such party in accordance with its terms, except that the enforcement hereof may be limited by
(i) bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws now or hereafter in effect relating to creditors' rights generally and (ii) general principles of equity.

                     5.4 Consents and Approvals; No Violation. Neither the execution and the delivery of this Agreement nor the consummation by the Purchaser and JP of the transactions contemplated hereby will: (i) conflict with or result in any breach of any provision of the Certificate of Incorporation or By-Laws of the Purchaser or JP; (ii) require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, except in connection with (A) the applicable requirements of the HSR Act, (B) the filing of the Delaware Certificate of Merger pursuant to the DGCL and the Nevada Articles of Merger pursuant to the Nevada GCL and (C) the filing by JP of the JP Registration Statement with the SEC and any related filings under state "Blue Sky" or securities laws; (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration or lien or other charge or encumbrance) under any of the provisions of any note, license, agreement or other instrument or obligation to which the Purchaser or JP may be bound or to which any of the assets or property of the Purchaser or JP may be subject, provided the Purchaser obtains such consents or waivers, if any, as may be required pursuant to the terms of (A) the Note Purchase Agreements dated as of November 10, 1994 between the Purchaser and the purchasers identified therein, (B) the Credit Agreement dated as of November 10, 1994 among the Purchaser and the lenders party thereto or (C) any agreements to which the Purchaser is a party relating to the Enterprise Trade Receivable Purchase Facility; or (iv) violate any order, injunction, statute, rule or regulation applicable to the Purchaser or JP.

                     5.5 Brokers' Fees. The Disclosure Schedule sets forth all liabilities or obligations of the Purchaser or JP to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

                     5.6 Disclosure. No report or document filed by JP pursuant to Section 13, 14 or 15(d) of the Securities Exchange Act of 1934 prior to the date hereof or the JP Registration Statement (excluding information furnished for use therein by Industries, Valley or the Stockholders) as of the effective date of the JP Registration Statement filed with the SEC pursuant to this Agreement contained or shall contain any untrue statement of a material fact or omitted or shall omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

                                   ARTICLE VI

                      ADDITIONAL COVENANTS AND AGREEMENTS

                     6.1 Conduct of Business. (a) During the period from the date of this Agreement to the Effective Time (the "Standstill Period"), each of Industries and Valley shall conduct its operations according to its ordinary and usual course of business consistent with past practice and with no less diligence and effort than would be applied in the absence of this Agreement, shall seek to preserve intact its current business organization and shall use all reasonable efforts to keep available the services of its current officers and employees and to preserve its relationships with customers, suppliers and others having business dealings with it.

                     (b) Without limiting the generality of Section 6.1(a), during the Standstill Period, except as otherwise provided in this Agreement or authorized in writing in advance by JP, neither Industries nor Valley shall:

                             (i) issue, deliver, sell, dispose of, pledge or otherwise encumber, or authorize or propose the issuance, sale, disposition or pledge or other encumbrance of, (A) any Industries Common Shares or Valley Shares, or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for any shares of capital stock of Industries or Valley of any class, or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any shares of capital stock or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of capital stock of Industries or Valley of any class, or (B) any other securities of any other class in respect of, in lieu of, or in substitution for, Industries Common Shares or Valley Shares outstanding on the date hereof;

                            (ii) redeem, purchase or otherwise acquire, or propose to redeem, purchase or otherwise acquire, any Industries Common Shares or Valley Shares;

                           (iii)  except for the $100,000 payment described in
                 Section 6.1(b)(vii), and except for dividends paid by Valley to Industries for purposes of Industries debt service, split, combine, subdivide or reclassify any Industries Common Shares or Valley Shares, or declare, set aside for payment or pay any dividend, or make any other actual, constructive or deemed distribution in respect of any shares of its capital stock or otherwise make any payments to Stockholders in their capacity as such;

                            (iv) adopt any amendments to its Articles of Incorporation or By-Laws or alter its corporate structure through merger, liquidation, reorganization, restructuring or in any other fashion;

                             (v)  make any acquisition (other than the
                 acquisition of NBC referred to in Section 6.2), by means of merger, consolidation or otherwise, or disposition, of assets or securities;

                            (vi) incur any indebtedness for borrowed money, other than in the ordinary course of business, or guarantee any such indebtedness or make any loans, advances or capital contributions to, or investments in, any other person, except that members of the Combined Group may make loans or advances to each other and may borrow money to finance the ongoing construction at the facility located at 300 West Bonanza Road, Las Vegas, Nevada (the "Bonanza Premises") or the acquisition of NBC;

                           (vii)  except for the $100,000 payment made
                 collectively by Valley and "Z" Leasing to the Stockholders (individually, and in their capacity as general partners of "Z" Leasing) on or prior to June 30, 1996, grant compensation to any of its directors, officers, key employees or stockholders that is not in accord with the compensation as adjusted and set forth in Exhibit VIII (page 2 of 2) to the letter dated March 6, 1996 from Greif & Co. to JP;

                          (viii) except for bonuses to be paid that have properly been earned and accrued by Industries and Valley in the ordinary course of business and payable in June of 1996, pay any bonuses to directors, officers, key employees or stockholders;

                            (ix) maintain inventory levels in a manner that would not otherwise be maintained in the ordinary course of business, except for increases in inventory levels associated with the Station Casinos, Inc. and Stratosphere Gaming Corp. prime vendor agreements;

                             (x)  fail to maintain any or all insurance
                 policies, including, without limitation, general liability, workers' compensation, product liability, automobile and property insurance policies;

                             (xi) after May 31, 1996, pay any rental payments
                 on the Bonanza Premises to "Z" Leasing that are not in accordance with the rental payments as adjusted and set forth in Exhibit VIII (page 2 of 2) to the letter dated March 6, 1996 from Greif & Co. to JP;

                             (xii) pay or agree to pay any pension, retirement
                 allowance or other employee benefit not required or contemplated by any of the existing benefit, severance, termination, pension, welfare or employment plans, agreements or arrangements as in effect on the date hereof to any director, officer, key employee or stockholder whether past or present;

                            (xiii) except for the employment agreements
                 described in Section 8.9 herein, enter into any new, or amend any existing, employment or severance or termination agreement with any director, officer, key employee or stockholder;

                             (xiv) become obligated under any new pension
                 plan, welfare plan, multiemployer plan, employee benefit plan, severance plan, benefit arrangement, or similar plan or arrangement, which was not in existence on the date hereof, or amend any such plan or arrangement in existence on the date hereof if such amendment would have the effect of enhancing any benefits thereunder;

                              (xv) except for the payment of normal debt
                 service payments and the payment of any Actual Acquisition Fees which Valley and Industries shall elect to pay prior to the Closing, make any payment to any person or entity that is not in the ordinary course of business or that is not for a valid business purpose;

                             (xvi) offer, negotiate, consummate or solicit (by
                 furnishing any information concerning the business, properties or assets of Industries or Valley or otherwise) any offer or proposal for a merger or other business combination involving the assets or securities of Industries or Valley; or

                            (xvii) authorize, recommend, propose or announce
                 an intention to do any of the foregoing, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

                 (c) Each of Industries and Valley and each Stockholder shall notify the Purchaser and JP promptly in the event it has knowledge prior to the Closing Date that any representation or warranty made by it hereunder is not true and correct.

                 6.2 Acquisition of NBC. The parties acknowledge that Industries has entered into an agreement to purchase the assets, properties and business of Baird's Bread Company, a Nevada corporation d/b/a Nevada Baking Company ("NBC"), under the terms of a purchase agreement dated April 12, 1996. Industries shall allow the JP Representatives (as defined in Section 6.6) to have reasonable access during normal business hours throughout the Standstill Period, to any properties, books and records of NBC and, during such period, shall furnish promptly to the JP Representatives all information concerning the business, properties and personnel of NBC as the JP Representatives may reasonably request. Such due diligence shall be deemed to supersede any express or implied representations or warranties by Industries, Valley and the Stockholders with respect to the assets, properties and business and any related obligations of NBC acquired pursuant to the NBC purchase agreement. Industries, Valley and the Stockholders hereby acknowledge that JP shall have the right to approve in advance any amendments or modifications to the NBC purchase agreement, including any such amendment or modification to the final purchase price. JP shall loan, or cause to be loaned, sufficient funds to enable Industries or Valley to close the acquisition of NBC subject to the negotiation of a customary loan agreement and any other necessary collateral documents. In the event that JP loans money to Industries or Valley for the purchase of NBC, the term of such loan shall be for no more than one year and in the event that there is a change of control of Industries or Valley prior to the maturity of such loan (other than pursuant to this Agreement), the outstanding balance plus all accrued and unpaid interest under the loan shall become immediately due and payable.

                     6.3 Approval by the Stockholders. As soon as practicable after the definitive Prospectus forming a part of the JP Registration Statement is filed with the SEC and the satisfaction of related requirements under SEC rules and regulations, Industries shall take all action necessary to convene a meeting of the Stockholders for the purpose of voting upon this Agreement and the transactions contemplated hereby. Industries shall, through its board of directors, recommend approval of this Agreement and the transactions contemplated hereby.

Notwithstanding the foregoing, the board of directors of Industries may withdraw, modify or change such recommendation if, in the reasonable, good-faith Judgment of such board of directors upon the advice of its external counsel, the failure to do so would breach its fiduciary duties to the Stockholders under applicable law.

                     6.4 JP Registration Statement. As promptly as practicable after the date hereof, JP shall prepare and file the JP Registration Statement with the SEC. Industries, Valley and the Stockholders shall cooperate with JP in the preparation of the JP Registration Statement.
JP shall use all reasonable efforts to have the JP Registration Statement declared effective by the SEC at the earliest practicable date and to maintain the effectiveness of the JP Registration Statement through the Effective Time. JP shall take any action required to be taken under state "Blue Sky" or securities laws in connection with the issuance of JP Common Shares pursuant to this Agreement.

                     6.5 HSR Act Filings. As promptly as practicable after the date hereof, JP and Industries shall make their respective filings required under the HSR Act, and shall thereafter promptly make any required submissions or responses to second requests for information under the HSR Act, with respect to the Acquisition and shall cooperate with each other with respect to the foregoing.

                     6.6 Access to Information. Upon reasonable notice, each of Industries and Valley shall afford to officers, employees, counsel, accountants and other authorized representatives of the Purchaser and JP (the "JP Representatives") reasonable access during normal business hours throughout the Standstill Period to any properties, books and records of

Industries and Valley, respectively, and, during such period, shall furnish promptly to the JP Representatives all information concerning the business, properties and personnel of Industries and Valley, respectively, as may reasonably be requested (except to the extent such party shall be prohibited from furnishing any such information by any written agreement with a third party).

                     6.7 Publicity. Industries and JP shall mutually agree upon any public announcements relating to the Acquisition and shall not issue any such public announcement prior to such agreement, except as may be required by applicable law or pursuant to any listing agreement or designation criteria with the Nasdaq Stock Market, in which case the party proposing to issue such public announcement shall use all reasonable efforts to consult in good faith with the other party before issuing any such public announcement.

                     6.8 Nasdaq Stock Market Listing. JP shall use all reasonable efforts to cause the JP Common Shares to be issued in connection with the Acquisition to be authorized for listing on the Nasdaq Stock Market, subject to notice of official issuance thereof.

                     6.9 Pooling of Interests. None of Industries, Valley, the Purchaser or JP shall take any action which would prevent the Acquisition from being accounted for as a pooling of interests for financial reporting purposes.

                                  ARTICLE VII

                          CONDITIONS TO OBLIGATIONS OF
                    INDUSTRIES, VALLEY AND THE STOCKHOLDERS

            The obligations of Industries, Valley and the Stockholders to effect the Merger are subject to the satisfaction or waiver at or prior to the Effective Time of the following conditions:

                     7.1 Representations, Warranties and Covenants. All representations and warranties of the Purchaser and JP contained in Article V shall be true and correct in all material respects at and as of the Effective Time as if such representations and warranties were made at and as of the Effective Time, and the Purchaser and JP shall have performed all material agreements and covenants required hereby to be performed by them prior to or at the Effective Time. At the Closing, there shall be delivered to Industries a certificate signed by an authorized officer of each of the Purchaser and JP to the foregoing effect.

                     7.2 HSR Act. The applicable waiting period, including any extension thereof, under the HSR Act with respect to the HSR Act filings referred to in Section 6.5 shall have expired or been earlier terminated.

                     7.3 No Injunction or Decree. There shall not be in effect any statute, rule, regulation, decree, injunction or other order of a court or governmental agency of competent jurisdiction directing that the transactions contemplated hereby not be consummated; provided, however, that prior to invoking this condition each party shall use all reasonable efforts to have such decree, injunction or order vacated.

                     7.4 Approval. This Agreement and the Acquisition shall have been approved by the stockholders of Industries and the general partners of "Z" Leasing in accordance with applicable law.

                     7.5 Certificates. The Purchaser and JP shall have furnished Industries with such certificates of the respective officers of the Purchaser and JP and others to evidence compliance with the conditions set forth in this Article VII as may be reasonably requested by Industries.

                     7.6 JP Registration Statement. The JP Registration Statement shall have become effective and shall have been effective at all times thereafter to and including the Effective Time, no stop order suspending the effectiveness thereof shall have been issued during such period and not withdrawn, and no stop order shall be pending at the Effective Time.

                     7.7 Nasdaq Stock Market Listing. The JP Common Shares to be issued in connection with the Acquisition shall have been authorized for listing on the Nasdaq Stock Market, subject to official notice of issuance.

                     7.8 Escrow Agreement. The Purchaser and JP shall have executed and delivered counterparts of the Escrow Agreement in the form attached hereto as Schedule 7.8, together with any counterparts signed by the Escrow Agent.

                     7.9 Registration Rights Agreement. JP shall have executed and delivered counterparts of the Registration Rights Agreement in the form attached hereto as Schedule 7.9.

                     7.10 "Z" Leasing Transaction. The Purchase and Sale Contract in the form attached hereto as Schedule 7.10 (the " 'Z' Leasing Agreement") has not been terminated pursuant to Section 6.5 thereof and all conditions set forth in Section 7.6 of the "Z" Leasing Agreement shall have been satisfied or waived.

                     7.11 Opinion of Counsel. Industries, Valley and the Stockholders shall have received an opinion, dated as of the Closing Date, from counsel to Purchaser and JP, addressed and in form satisfactory to Industries, Valley and the Stockholders.

                     7.12 Acquisition Fees. As of the Closing Date, the Purchaser and JP shall cause to be paid the Actual Acquisition Fees not otherwise paid by the Combined Group.

                     7.13 Other Documents. The Purchaser and JP shall have executed and delivered to Industries such other certificates, documents and instruments as Industries may reasonably request.

                                  ARTICLE VIII

                           CONDITIONS TO OBLIGATIONS
                            OF THE PURCHASER AND JP

            The obligations of the Purchaser and JP to effect the Merger are subject to the satisfaction or waiver at or prior to the Effective Time of the following conditions:

                     8.1 Representations, Warranties and Covenants. All representations and warranties of Industries, Valley and the Stockholders contained in Article IV shall be true and correct in all material respects at and as of the Effective Time as if such representations and warranties were made at and as of the Effective Time, and Industries, Valley and the Stockholders shall have performed all material agreements and covenants required hereby to be performed by them prior to or at the Effective Time. At the Closing, there shall be delivered to the Purchaser and JP a certificate signed by an authorized officer of each of Industries and Valley and by each Stockholder to the foregoing effect.

                     8.2 Consents and Approvals. Except for consents or approvals from First Interstate Bank of Nevada, N.A./Wells Fargo, Bank of America Nevada and ComSource, Industries and Valley shall have delivered or caused to be delivered to the Purchaser and JP any consents, waivers, approvals, permits, licenses or authorizations which, if not obtained on or prior to the Closing Date, would have a material adverse effect on the Surviving Corporation's ability to conduct business as conducted by Industries and Valley at the Closing Date.

                     8.3 No Injunction or Decree. There shall not be in effect any statute, rule, regulation, decree, injunction or other order of a court or governmental agency of competent jurisdiction directing that the transaction contemplated hereby not be consummated; provided, however, that prior to invoking this condition each party shall use all reasonable efforts to have such decree, injunction or order vacated.

                     8.4 HSR Act. The applicable waiting period, including any extension thereof, under the HSR Act with respect to the HSR Act filings referred to in Section 6.5 shall have expired or been earlier terminated.

                     8.5 Approval. This Agreement and the Acquisition shall have been approved by the stockholders of Industries and the general partners of "Z" Leasing in accordance with applicable law.

                     8.6 Certificates. Industries and Valley shall have furnished to the Purchaser and JP such certificates of the respective officers of Industries and Valley and others to evidence compliance with the conditions set forth in this Article VIII as may be reasonably requested by the Purchaser and JP.

                     8.7 JP Registration Statement. The JP Registration Statement shall have become effective and shall have been effective at all times thereafter to and including the Effective Time, no stop order suspending the effectiveness thereof shall have been issued during such period and not withdrawn, and no stop order shall be pending at the Effective Time.

                     8.8 Escrow Agreement. Industries, Valley and the Stockholders shall have executed and delivered counterparts of the Escrow Agreement in the form attached hereto as Schedule 7.8, together with any counterparts signed by the Escrow Agent and blank stock powers executed by each of the Stockholders with respect to the JP Common Shares to be held in the Escrow Deposit (as defined in Section 11.6(b)).

                     8.9 Employment Agreements. Employment Agreements for R. Phillip Zobrist, Lloyd D. Neher, Brad Shultis, Douglas Wood, Charles R. Jackson, Jr., Michael LaFond and Gregory Clow in the form attached hereto as
Schedule 8.9 shall have been executed and delivered to the Purchaser.

                     8.10 Non-Competition Agreements. Within 30 days after the execution of this Agreement, management of Valley shall use its best efforts to have members of the Valley sales force execute Non-Competition Agreements in the form attached hereto as Schedule 8.10.

                     8.11 Stockholder Representation Letters. Stockholder Representation Letters in the form attached hereto as Schedule 8.11 shall have been executed by all of the Stockholders and delivered to JP.

                     8.12 Opinion of Counsel. The Purchaser and JP shall have received an opinion, dated as of the Closing Date, from counsel to Industries and Valley addressed and in form satisfactory to the Purchaser and JP.

                     8.13 Opinion of Certified Public Accountants. JP shall have received an opinion from KPMG Peat Marwick LLP, certified public accountants and independent accountants to Industries, Valley and "Z" Leasing, addressed to JP, and dated as of the Closing Date, that KPMG Peat Marwick LLP is not aware of any circumstance related to such entities that would prohibit the Acquisition from being accounted for as a pooling of interests for financial reporting purposes. JP shall have received an opinion from Price Waterhouse LLP, certified public accountants and independent accountants to JP, addressed to JP, and dated as of the Closing Date, that the Acquisition shall be accounted for as a pooling of interests for financial reporting purposes; provided, however, prior to invoking this condition, JP shall use all reasonable efforts to obtain such opinion from Price Waterhouse LLP.

                     8.14 No Material Adverse Effect. As of the Closing Date, no event shall have occurred and no circumstance shall exist that has or could have a material adverse effect on the financial condition, businesses, assets or prospects of Industries, Valley or "Z" Leasing. For the purposes of this Agreement, and without limiting the generality of the foregoing, a material adverse effect shall be deemed to have occurred in the event that Valley and Industries fail to meet during the Standstill Period at least 80% of the projected gross margin dollars set forth on Schedule 8.14 for each of the Station Casinos, Inc. or Stratosphere Gaming Corp. prime vendor agreements.

                     8.15 Nevada Baking Company Purchase. Subject to the receipt of acquisition financing, Industries or Valley (or a direct wholly owned subsidiary of either of them) shall have purchased the assets, properties and business of NBC under the terms of the NBC purchase agreement referred to in Section 6.2.

                     8.16 "Z" Leasing Transaction. The "Z" Leasing Agreement has not been terminated pursuant to Section 6.5 thereof and all conditions set forth in Section 7.5 of the "Z" Leasing Agreement shall have been satisfied or waived.

                     8.17 Nasdaq Stock Market Listing. The JP Common Shares to be issued in connection with the Acquisition shall have been authorized for listing on the Nasdaq Stock Market, subject to official notice of issuance.

                     8.18 Incentive Compensation Plan. The obligation of Industries pursuant to the Industries Incentive Compensation Plan shall have been satisfied in full and the Industries Incentive Compensation Plan shall have been terminated.

                     8.19 Other Documents. Industries, Valley and the Stockholders shall have executed and delivered to the Purchaser and JP such other certificates, documents and instruments as the Purchaser and JP may reasonably request.

                                   ARTICLE IX

                             POST-CLOSING COVENANT

         In the event that the Closing Date is on or after August 30, 1996, JP will cause to be filed with the SEC a report on Form 8-K. Such report shall be filed at the end of the first monthly accounting period which is at least 30 days after the Effective Time and shall contain at least 30 days of combined post-Merger results of operations for JP, Industries, Valley and "Z" Leasing.

                                   ARTICLE X

                                  TERMINATION

                     10.1 Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by the mutual written consent of Industries, Valley, the Stockholders, the Purchaser and JP.

                     10.2 Termination by any of Industries, Valley, the Purchaser or JP. This Agreement may be terminated and the Merger may be abandoned by any of Industries, Valley, the Purchaser or JP if (i) any court of competent jurisdiction in the United States or other governmental body shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable or
(ii) the Merger shall not have been consummated within 120 days following the date of this Agreement; provided, that the right to terminate this Agreement pursuant to this Section 10.2 shall not be available to any party whose failure to fulfill any of its obligations under this Agreement results in the failure of the Merger to occur on or before such date. Upon any termination of this Agreement pursuant to

Section 10.1 or this Section 10.2, this Agreement and the "Z" Leasing Agreement shall forthwith become void and have no effect without any liability on the part of any party hereto or thereto to any other party.

                     10.3 Termination by the Purchaser or JP. This Agreement may be terminated by the Purchaser or JP and the Merger may be abandoned prior to the Effective Time if (i) Industries, Valley or the Stockholders shall have failed to perform in any material respect its obligations under this Agreement theretofore to be performed by Industries, Valley or the Stockholders, or "Z" Leasing or the general partners of "Z" Leasing shall have failed to perform in any material respect their obligations under the "Z" Leasing Agreement theretofore to be performed by "Z" Leasing or the general partners of "Z" Leasing, which failure to perform has not been cured within ten days following receipt by Industries, Valley, the Stockholders, "Z" Leasing or the general partners of "Z" Leasing of notice of such failure to perform from the Purchaser or JP, or (ii) any material representation or warranty of Industries, Valley or the Stockholders or "Z" Leasing contained in this Agreement or the "Z" Leasing Agreement shall not be true and correct when made or on and as of the Effective Time as if made on and as of the Effective Time (except to the extent any such representation or warranty relates to a particular date); provided, that such failure to be true and correct has not been cured within ten days following receipt by Industries, Valley or the Stockholders of notice of such failure to be true and correct from the Purchaser or JP. Notwithstanding anything to the contrary contained in this Section 10.3, the termination rights of the parties arising as a result of any "Objectionable

Matters," as defined in the "Z" Leasing Agreement," shall be exclusively governed pursuant to Section 6.5 of the "Z" Leasing Agreement.

                     10.4 Termination by Industries or Valley. This Agreement may be terminated by Industries or Valley and the Merger may be abandoned prior to the Effective Time if (i) the Purchaser or JP shall have failed to perform in any material respect its obligations under this Agreement or the "Z" Leasing Agreement theretofore to be performed by the Purchaser or JP, which failure to perform has not been cured within ten days following receipt by the Purchaser or JP of notice of such failure to perform from Industries or Valley, or (ii) any material representation or warranty of the Purchaser or JP contained in this Agreement or in the "Z" Leasing Agreement shall not be true and correct when made or on and as of the Effective Time as if made on and as of the Effective Time (except to the extent any such representation or warranty relates to a particular date); provided, that such failure to be true and correct has not been cured within ten days following receipt by the Purchaser or JP of notice of such failure to be true and correct from Industries or Valley.

                     10.5 Effect of Termination. In the event of the termination and abandonment of this Agreement pursuant to Section 10.3 or 10.4, this Agreement and the "Z" Leasing Agreement shall forthwith become void and have no effect, without any liability on the part of the terminating party hereto or its affiliates, directors, officers or stockholders, other than the provisions of this Section 10.5 and the provisions of Articles XI and XII, and Sections 13.3 and 13.6. Nothing contained in this Section 10.5 shall relieve any party from liability for any breach of this Agreement or the "Z" Leasing Agreement, including the non-breaching party's right to seek damages from the breaching party as well as such other relief that may be available at law or in equity.

                                   ARTICLE XI

                          INDEMNIFICATION; SURVIVAL OF
                         REPRESENTATIONS AND WARRANTIES

                     11.1 Indemnity Obligations of the Stockholders. Each of the Stockholders (which for the purposes of this Article XI also includes each Stockholder in his capacity as a general partner of "Z" Leasing) hereby jointly and severally agrees to indemnify and hold the Purchaser and JP harmless from, and to reimburse the Purchaser and JP for, any Purchaser Indemnity Claims arising under the terms and conditions of this Agreement and in the "Z" Leasing Agreement (collectively, the "Acquisition Agreements"). For purposes of the Acquisition Agreements, the term "Purchaser Indemnity Claim" shall mean any loss, damage, deficiency, claim, liability, obligation, suit, action, fee, cost or expense of any nature whatsoever resulting from (i) any breach of any representation and warranty of Industries, Valley, "Z" Leasing or the Stockholders which is contained in the Acquisition Agreements or any Schedule or certificate delivered pursuant thereto; (ii) any breach or non-fulfillment of, or any failure to perform, any of the covenants, agreements or undertakings of Industries, Valley, "Z" Leasing or the Stockholders which are contained in or made pursuant to the Acquisition Agreements; (iii) the excess, if any, of the amounts paid by the Purchaser or JP in excess of $45,000 in connection with the settlement of the Turner Judgment (as defined in Section 11.6) and (iv) all interest, penalties and costs and expenses (including, without limitation, all reasonable fees and disbursements of counsel) arising out of or related to any indemnification made under this Section 11.1. Notwithstanding the foregoing, the indemnification obligations of the Stockholders shall not be applicable to any loss, damage, deficiency, claim, liability, obligation, suit, action, fee, cost or expense that is covered by insurance or that would have otherwise been covered by insurance had the Purchaser, JP or Valley (or its successor) maintained insurance comparable to that insurance carried by Industries, Valley or "Z" Leasing prior to the Closing Date.

                     11.2 Indemnity Obligations of the Purchaser and JP. The Purchaser and JP jointly and severally agree to indemnify and hold each of the Stockholders harmless from, and to reimburse each of the Stockholders for, any Stockholder Indemnity Claims arising under the terms and conditions of the Acquisition Agreements. For purposes of the Acquisition Agreements, the term "Stockholder Indemnity Claim" shall mean any loss, damage, deficiency, claim, liability, suit, action, fee, cost or expense of any nature whatsoever incurred by the Stockholders (including, without limitation, in their capacities as general partners of "Z" Leasing) resulting from (i) any breach of any representation and warranty of the Purchaser or JP which is contained in the Acquisition Agreements or any Schedule or certificate delivered pursuant thereto; (ii) any breach or non-fulfillment of, or failure to perform, any of the covenants, agreements or undertakings of the Purchaser or JP which are contained in or made pursuant to the terms and conditions of the Acquisition Agreements; (iii) the excess, if any, of $45,000 over the amount paid in connection with the settlement of the Turner Judgment (as defined in Section 11.6) and (iv) all interest, penalties, costs and expenses (including, without limitation, all reasonable fees and disbursements of counsel) arising out of or related to any indemnification made under this Section 11.2. Notwithstanding the foregoing, the Purchaser and JP shall indemnify the Stockholders in connection with any loss, damage, deficiency, claim, liability, suit, action, fee, cost or expense of any nature whatsoever arising out of indebtedness or other obligations assumed by the Purchaser or JP as a result of the Acquisition and any indebtedness of Valley which is guaranteed by the Stockholders.

                     11.3 Appointment of Representative. Each of the Stockholders hereby appoints R. Phillip Zobrist as his exclusive agent to act on his behalf with respect to any and all Stockholder Indemnity Claims and any and all Purchaser Indemnity Claims arising under the Acquisition Agreements or such other representative as may be hereafter appointed by a majority in interest of the Stockholders. Such agent is hereinafter referred to as the "Representative." The Representative shall take, and the Stockholders agree that the Representative shall take, any and all actions which the Representative believes are necessary or appropriate under the Acquisition Agreements for and on behalf of the Stockholders, as fully as if the Stockholders were acting on their own behalf, including, without limitation, asserting Stockholder Indemnity Claims against the Purchaser and JP, defending all Purchaser Indemnity Claims, consenting to, compromising or settling all Stockholder Indemnity Claims and Purchaser Indemnity Claims, conducting negotiations with JP and the Purchaser and its representatives regarding such claims, dealing with the Purchaser, JP and the Escrow Agent under the Escrow Agreement referred to in Section 11.6(b) with respect to all matters arising under such Escrow Agreement, taking any and all other actions specified in or contemplated by this Agreement and engaging counsel, accountants or other representatives in connection with the foregoing matters. The Purchaser and JP shall have the right to rely upon all actions taken or omitted to be taken by the Representative pursuant to the Acquisition Agreements and the Escrow Agreement, all of which actions or omissions shall be legally binding upon each of the Stockholders.

                     11.4 Notification of Claims. Subject to the provisions of Section 11.5, in the event of the occurrence of an event which any party asserts constitutes a Purchaser Indemnity Claim or a Stockholder Indemnity Claim, as applicable, such party shall provide the indemnifying party with prompt notice of such event and shall otherwise make available to the indemnifying party all relevant information which is material to the claim and which is in the possession of the indemnified party. If such event involves the claim of any third party (a "Third-Party Claim"), the indemnifying party shall have the right to elect to join in the defense, settlement, adjustment or compromise of any such Third-Party Claim, and to employ counsel to assist such indemnifying party in connection with the handling of such claim, at the sole expense of the indemnifying party, and no such claim shall be settled, adjusted or compromised, or the defense thereof terminated, without the prior consent of the indemnifying party unless and until the indemnifying party shall have failed, after the lapse of a reasonable period of time, but in no event more than 30 days after written notice to it of the Third-Party Claim, to join in the defense, settlement, adjustment or compromise of the same. An indemnified party's failure to give timely notice or to furnish the indemnifying party with any relevant data and documents in connection with any Third-Party Claim shall not constitute a defense (in part or in whole) to any claim for indemnification by such party, except and only to the extent that such failure shall result in any material prejudice to the indemnifying party. If so desired by any indemnifying party, such party may elect, at such party's sole expense, to assume control of the defense, settlement, adjustment or compromise of any Third-Party Claim, with counsel reasonably acceptable to the indemnified parties, insofar as such claim relates to the liability of the indemnifying party, provided that such indemnifying party shall obtain the consent of all indemnified parties before entering into any settlement, adjustment or compromise of such claims, or ceasing to defend against such claims, if as a result thereof, or pursuant thereto, there would be imposed on an indemnified party any material liability or obligation not covered by the indemnity obligations of the indemnifying parties under the Acquisition Agreements (including, without limitation, any injunctive relief or other remedy). In connection with any Third-Party Claim, the indemnified party, or the indemnifying party if it has assumed the defense of such claim pursuant to the preceding sentence, shall diligently pursue the defense of such Third-Party Claim.

                     11.5 Survival. All representations and warranties, and, except as otherwise provided in this Agreement, all covenants and agreements of the parties contained in or made pursuant to the Acquisition Agreements, and the rights of the parties to seek indemnification with respect thereto, shall survive the Closing. Such representations and warranties, and the rights of the parties to seek indemnification with respect thereto, shall expire on the earlier of (i) the date of issuance of the report of JP's independent accountants with respect to the audited consolidated financial statements of JP for the fiscal year ending June 30, 1997 or (ii) the first anniversary of the Closing Date.

                     11.6 Limitations. (a) Notwithstanding the foregoing, any claim by an indemnified party against any indemnifying party under the Acquisition Agreements shall be payable by the indemnifying party only in the event, and to the extent, that the accumulated amount of the claims in respect of such indemnifying party's obligations to indemnify under the Acquisition Agreements shall exceed the amount of $500,000 in the aggregate (the "Indemnification Threshold"); provided, however, the Indemnification Threshold shall not be applicable to Purchaser Indemnity Claims and Third-Party Indemnity Claims resulting from breaches by Industries, Valley, "Z" Leasing or the Stockholders of the representations and warranties contained in Sections 4.26 and 4.37 (solely insofar as such representations and warranties in Section 4.37 relate to environmental matters) of this Agreement or Section 7.1.12 of the "Z" Leasing Agreement (solely insofar as such representations and warranties in Section 7.1.12 relate to environmental matters), which upon resolution of such Claims or judgment, shall be paid on a dollar-for-dollar basis. In no event shall the aggregate liability of the Stockholders under the Acquisition Agreements exceed the aggregate fair market value of the Share Consideration received by such Stockholders in the Merger and the "Z" Leasing Consideration received by "Z" Leasing or such Stockholders in their capacity as general partners of "Z" Leasing in the "Z" Leasing Transaction (whether or not the JP Common Shares constituting the "Z" Leasing Consideration are held individually or by "Z" Leasing), with such fair market value to be determined on the basis of the Merger Share Price; provided, however, that any Purchaser Indemnity Claims for breach of the representations and warranties of Industries, Valley and the Stockholders set forth in Section 4.2 of this Agreement or any Stockholder Indemnity Claims for breach of the representation and warranty of the Purchaser and JP set forth in
Section 5.2 of this Agreement shall not be subject to the Indemnification Threshold, but shall be payable on a dollar-for-dollar basis without any exclusion therefor.

         Notwithstanding the foregoing, in the event that the judgment in favor of Wilbert Turner (the "Turner Judgment") is not satisfied prior to the termination of the Escrow, the parties hereto shall negotiate in good faith the deemed liability with respect to the Turner Judgment and shall be indemnified based on such determination pursuant, as applicable, to Sections 11.1 or 11.2. Further, the parties acknowledge and agree that the indemnification obligations in respect of the Turner Judgment (whether under Section 11.1 or Section 11.2) shall not be subject to the Indemnification Threshold, but shall be payable on a dollar-for-dollar basis in the manner provided herein without any exclusion therefor.

                 (b) The Stockholders shall deposit into escrow, with the Escrow Agent named in the Escrow Agreement, a total of 10% of the JP Common Shares (such deposit being referred to as the "Escrow Deposit") issued in connection with the Acquisition. Until such time as the aggregate amount of Purchaser Indemnity Claims which have been definitively resolved to be payable in favor of the Purchaser or JP shall equal or exceed the amount of the Deemed Escrow Value (as hereinafter defined), all Purchaser Indemnity Claims shall be satisfied first out of the JP Common Shares held in the Escrow Deposit, as further provided under the terms of the Escrow Agreement. For purposes hereof, all JP Common Shares returned to JP in settlement of any Purchaser Indemnity Claims under the Escrow Agreement shall be valued at the Merger Share Price.
At such time as the aggregate amount of Purchaser Indemnity Claims which have been definitively resolved to be payable in favor of the Purchaser or JP shall exceed the Deemed Escrow Value, each of the Stockholders shall thereafter be jointly and severally liable to the Purchaser and JP for such claims. The liability of the Stockholders for payable Purchaser Indemnity Claims in excess of the Deemed Escrow Value may be satisfied, at the election of each Stockholder, through (i) the delivery of JP Common Shares to the Purchaser or JP, such shares to be valued at the Merger Share Price, (ii) the payment of cash or (iii) any combination of such JP Common Shares and cash.

         For purposes of this Agreement, the term "Deemed Escrow Value" shall mean the value of the JP Common Shares to be transferred by the Stockholders into the Escrow Deposit, determined by multiplying such number of JP Common Shares times the Merger Share Price. With respect to any JP Common Shares to be returned to the Purchaser or JP by the Stockholders in settlement of Purchaser Indemnity Claims pursuant to this Section 11.6(b), any dividends previously paid in respect of such returned JP Common Shares (whether paid in cash, JP Common Shares or other property) shall also be returned to the Purchaser or JP, provided that the value of such dividends shall not be taken into account for purposes of determining the value of such returned JP Common Shares, as contemplated under paragraph 47g of Accounting Principles Board Opinion No. 16 (Interpretation No. 121).

                 (c) Notwithstanding anything to the contrary herein, any liability of the Purchaser or JP under the Acquisition Agreements for Stockholder Indemnity Claims (other than pursuant to item (iv) of Section 11.2) shall be satisfied solely through the issuance of additional JP Common Shares, such additional JP Common Shares to valued at the Merger Share Price

(subject to equitable adjustment to account for any reclassification, recapitalization, reorganization, split-up, combination, exchange of shares or readjustment, or a stock dividend or other extraordinary distribution (other than a nonliquidating cash dividend) in respect of or affecting the JP Common Shares which is effected after the Effective Date and prior to the issuance of such additional JP Common Shares) and to be issued on a pro rata basis to the Stockholders based on their relative equity interests in Industries as of the Closing Date.

                                  ARTICLE XII

                            EXPENSES OF THE PARTIES

         Except as specifically provided herein, all expenses incurred by or on behalf of the parties hereto, including, without limitation, all fees and expenses of agents, representatives, counsel and accountants employed by the parties hereto in connection with the preparation of this Agreement and the consummation of the transactions contemplated by this Agreement shall be borne solely by the party or parties who shall have incurred such expenses, and the other party or parties shall have no liability in respect thereof. Notwithstanding the foregoing, the Purchaser and JP shall bear the expense of any HSR Act filings made pursuant to Section 6.5 by any of the parties hereto.

                                  ARTICLE XIII

                                 MISCELLANEOUS

                     13.1 Notices. All notices and other communications provided for hereunder shall be in writing, unless otherwise specified, and shall be deemed to have been duly given if delivered personally or by courier service, given by prepaid telegram, facsimile transmission or similar means, or mailed, postage prepaid, registered or certified mail, to the following addresses or at such other addresses as the parties hereto may designate from time to time in writing:

        If to Industries, Valley and the Stockholders:

        c/o Valley Food Distributors of Nevada
        300 W. Bonanza Road
        Las Vegas, Nevada  89106
        Attention:  Mr. R. Phillip Zobrist
        Telecopy:  (702) 598-0508

        With a copy to:

        Randolph G. Muhlestein, Esq.
        Carlsmith Ball Wichman Case & Ichiki
        555 South Flower Street
        25th Floor
        Los Angeles, California  90071
        Telecopy:  (213) 623-0032

        If to the Purchaser:

        JP Foodservice Distributors, Inc.
        c/o JP Foodservice, Inc.
        9830 Patuxent Woods Drive
        Columbia, Maryland  21046
        Attention:  Lewis Hay, III
        Telecopy:  (410) 312-7149

        With a copy to:

        Richard J. Parrino, Esq.
        Shaw, Pittman, Potts & Trowbridge
        2300 N Street, N.W.
        Washington, D.C.  20037
        Telecopy:  (202) 663-8007

                     13.2 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF

THE STATE OF DELAWARE, EXCLUDING THE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.

                     13.3 Confidentiality. None of the parties hereto shall reveal the contents of this Agreement or any of the documents, materials or information provided to such party pursuant to this Agreement to any person or other entity unless agreed in writing by the parties, except that the parties may disclose such information to their professional advisors (provided that such parties require their advisors to keep such information confidential) and to governmental and regulatory agencies in accordance with the applicable legal requirements and except that the parties may disclose information which has been disclosed to the public either through filings with governmental agencies which are open to the public or through public announcements which have been approved by the parties to this Agreement.

                     13.4 Section Headings. The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

                     13.5 Amendments. This Agreement, including, without limitation, the Disclosure Schedule, the Schedules, the attachments or any other document or certificate delivered pursuant hereto, may be amended, modified, superseded or canceled and any of the terms, provisions and conditions hereof may be waived only by a written instrument executed by all of the parties hereto. Notice or knowledge of any matter shall not constitute a waiver of any representation or warranty with respect to such matter. The waiver by any party of any breach of any provision shall not be construed as a waiver of any other provision by such party. Each party shall have the right to waive fulfillment of a condition or covenant or compliance with a representation or warranty of which it is the beneficiary.

                     13.6 Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto and supersedes all prior agreements, understandings and arrangements, oral or written, between the parties hereto with respect to the subject matter hereof, including, the letter dated April 16, 1996 (except for paragraph 14 thereto). This Agreement inures to the benefit of and shall be binding on each of the parties hereto or any of them, their respective representatives and successors; provided, however, this Agreement and the rights and obligations hereunder shall not be assignable by any party.

                     13.7 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

                     13.8 Severability. In the event any provision of this Agreement is deemed to be unenforceable, the remainder of this Agreement shall not be affected thereby and each provision hereof shall be valid and enforced to the fullest extent permitted by law.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

                                  PURCHASER:

                                  JP FOODSERVICE DISTRIBUTORS, INC.



                                  /s/ LEWIS HAY III
                                  -----------------------------------
                                  By: Lewis Hay III
                                     --------------------------------
                                  Title:  SVP & CFO
                                        -----------------------------


                                  JP:

                                  JP FOODSERVICE, INC.





                                  /s/ LEWIS HAY III
                                  -----------------------------------
                                  By: Lewis Hay III
                                     --------------------------------
                                  Title:  SVP & CFO
                                        -----------------------------

                                  INDUSTRIES:

                                  VALLEY INDUSTRIES, INC.




                                  -----------------------------
                                  By: /s/ R. PHILLIP ZOBRIST
                                     --------------------------
                                  Title: President
                                        -----------------------


                                  VALLEY:

                                  E & H DISTRIBUTING CO., INC. d/b/a
                                  VALLEY FOOD DISTRIBUTORS OF NEVADA


                                  -----------------------------
                                  By: /s/ R. PHILLIP ZOBRIST
                                     --------------------------
                                  Title: President/CEO
                                        -----------------------

                                  STOCKHOLDERS:




                                     /s/ LLOYD K. BENSON
                                  ----------------------------
                                         Lloyd K. Benson


                                     /s/ DUANE H. ZOBRIST
                                  ----------------------------
                                         Duane H. Zobrist


                                     /s/ E. MARK ZOBRIST
                                  ----------------------------
                                         E. Mark Zobrist


                                     /s/  GERRY R. ZOBRIST
                                  ----------------------------
                                          Gerry R. Zobrist


                                     /s/ R. PHILLIP ZOBRIST
                                  ----------------------------
                                         R. Phillip Zobrist


                                     /s/ RICHARD D. ZOBRIST
                                  ----------------------------
                                         Richard D. Zobrist

                               SCHEDULE 3.2(b)-2

The following accounting notes apply to the Projected May Balance Sheet, and shall also apply to the Audited May Balance Sheet:

     1.   The NBC transaction is not taken into account.

     2.   No liability is reflected in respect of Acquisition Fees.

     3. Except as otherwise described in these accounting notes, the same accounting policies and practices are consistently used as have been consistently used in the past by KPMG Peat Marwick LLP in preparing audited financial statements for Valley and have been applied in a consistent fashion with past practices.

     4.   The liability with respect to the Wilbert Turner litigation
and judgment shall be valued at zero.   Upon the settlement or other
final disposition of the case, the final liability of Valley thereunder shall be determined. If the case is not resolved at the time of the termination of the Escrow, such final liability shall be estimated in good faith by the parties. If such final liability (as determined or estimated) shall exceed $45,000, the Stockholders shall be assessed an amount equal to the excess. If such final liability (as so determined or estimated) shall be less than $45,000, the Stockholders shall be compensated by an amount equal to the difference. All adjustments shall be effected through the Escrow or through the indemnification provisions of the Agreement, and in each case through JP Common Shares valued at the Merger Share Price.

     5. The liability with respect to the consulting agreements entered into on ______________, between Industries and Richard Zobrist and Lloyd Benson shall be valued at zero.

     6. Subject to the foregoing, the Balance Sheets are prepared per GAAP and the accounting policies and practices shown in Exhibit "C*" to the Disclosure Statements.

The Projected Acquisition Fees are as follows:

     Real Estate Transaction and Closing Costs       $40,000
     Investment Banking Fees                       3,921,000
     Accounting Fees                                  75,000
     Attorney's Fees                                 150,000
                                                     -------
               Total                              $4,186,000

The Actual Acquisition Price shall be the Initial Acquisition Price:

     (i) increased by the amount (if any) that the total stockholders' equity reflected on the Audited May Balance Sheet exceeds $2,616,000;

     (ii) increased by the amount (if any) that the Projected Acquisiton Fees exceed the Actual Acquistion Fees;

     (iii) decreased by the amount (if any) that the total stockholders' equity reflected on the Audited May Balance Sheet is less than $2,616,000; and

     (iv) decreased by the amount (if any) that the Projected Acquisition Fees are less than the Actual Acquisition Fees.